Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Fourth Quarter
and Full Year 2017 Results

Quarterly Highlights

•
Net loss of $11.3 million for the fourth quarter which includes approximately $5.2 million of one-time, non-operating charges, plus a charge of approximately $3.6 million for the write-down of net deferred assets due to recent tax reform legislation

•	Pre-tax, pre-provision operating income of $7.6 million declined 5% versus 3Q17

•	The classified assets to capital ratio for MidSouth Bank declined to 56%, down from 67%

•	Core deposits are 88% of $1.3 billion total deposits and funding costs are low at 34 bps. Cost of deposits increased only 1 basis point sequentially

•	Tangible common equity to tangible assets declined 38 bps to 9.12% sequentially

•	Announced 6 branches closing in 1Q18, resulting in additional operating efficiencies

LAFAYETTE, LA., January 30, 2018/BusinessWire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $11.3 million for the fourth quarter of 2017, compared to net earnings available to common shareholders of $1.4 million reported for the fourth quarter of 2016 and $856,000 in net earnings available to common shareholders for the third quarter of 2017. The fourth quarter of 2017 included an after tax charge of $3.9 million resulting from the transfer of loans to held for sale, a $3.6 million charge for the write-down of net deferred tax assets as a result of the Tax Cuts and Jobs Act, an after-tax charge of $1.2 million for regulatory remediation costs, an after-tax charge of $512,000 resulting from the write-down of assets held for sale, an after-tax gain on sale of branches of $484,000 and an after-tax charge of $111,000 for severance and retention accruals. The third quarter of 2017 included a non-recurring after-tax expense of $587,000 related to the branch closures during the quarter, an after-tax charge of $556,000 for regulatory remediation costs and an after-tax gain on sales of securities of $220,000. Excluding these non-operating income and expenses, a loss of $0.15 per diluted share was reported for the fourth quarter of 2017, compared to diluted earnings per common share of $0.10 for the third quarter of 2017 and $0.12 for the fourth quarter of 2016.

Jim McLemore, President and CEO, remarked, "We took decisive action to accelerate the turnaround of MidSouth this quarter to reduce our risk profile and build a foundation for long term growth with the completion of a comprehensive three-year Strategic Plan, our continued focus to reduce problem credits through our investments in talent and changes to our strategies relative to problem asset resolution, the announcement of additional branch closures to enhance our operational efficiencies and our expansion of resources and scope of regulatory and other remediation efforts. This turnaround is supported by our strong capital base, enhanced liquidity, a very high level of core deposits and long-term commitment to reduce our risk profile and improve the efficiency and effective execution of our Strategic Plan through enhanced corporate governance, strengthening management talent, investing in technology to reduce operating costs and significantly reducing problem assets. To accomplish these goals, we expect to invest $10-$12 million in 2018, with a significant drop-off of these costs in 2019 and 2020.”

"We are especially pleased to welcome Mike Kramer as an advisor to our Board of Directors, pending final regulatory approval for his joining as a full director. Mike brings meaningful turnaround and corporate governance experience which will be invaluable to us."

Balance Sheet

Consolidated assets remained constant at $1.9 billion for the quarters ended December 31, 2017 and 2016 and September 30, 2017. Our stable core deposit base, which excludes time deposits, totaled $1.3 billion at December 31, 2017 and $1.4 billion at September 30, 2017 and accounted for 87.7% and 87.5% of deposits at December 31, 2017 and September 30, 2017, respectively. Net loans totaled $1.2 billion at December 31, 2017, compared to $1.2 billion at September 30, 2017 and $1.3 billion at December 31, 2016. In an effort to further reduce classified assets, loans totaling $15.7 million were transferred to held for sale during the fourth quarter of 2017, and the sale of these loans is expected to close during the first quarter of 2018. A loss on transfer of loans to held for sale of $6.0 million was recorded during the fourth quarter of 2017 to write the loans down to fair value.

MidSouth’s Tier 1 leverage capital ratio was 12.53% at December 31, 2017, compared to 12.84% at September 30, 2017. Tier 1 risk-based capital and total risk-based capital ratios were 16.51% and 17.77% at December 31, 2017, compared to 17.01% and 18.27% at September 30, 2017, respectively. Tier 1 common equity to total risk-weighted assets at December 31, 2017 was 12.10%, compared to 12.68% at September 30, 2017. Tangible common equity totaled $167.3 million at December 31, 2017, compared to $180.7 million at September 30, 2017. Tangible book value per share at December 31, 2017 was $10.11 versus $10.92 at September 30, 2017.

Asset Quality

Nonperforming assets totaled $57.3 million at December 31, 2017, an increase of $3.4 million compared to $53.9 million reported at September 30, 2017. The increase is primarily attributable to the $20.7 million of loans placed on non-accrual during the quarter and $2.8 million of loans transferred to held for sale that were identified as nonperforming during the fourth quarter of 2017. These decreases were partially offset by the payoffs/paydowns of $12.4 million of non-accrual loans and the charge-off of $7.4 million of non-accrual loans. Allowance coverage for nonperforming loans increased to 53.77% at December 31, 2017, compared to 48.47% at September 30, 2017. The ALLL/total loans ratio was 2.27% at December 31, 2017 and 2.03% at September 30, 2017. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 2.36% of loans at December 31, 2017. The ratio of annualized net charge-offs to total loans increased to 2.94% for the three months ended December 31, 2017 compared to 1.26% for the three months ended September 30, 2017.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 4.83% at December 31, 2017 compared to 4.35% at September 30, 2017. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) totaled $1.4 million at December 31, 2017 compared to $1.6 million at September 30, 2017. Also included in nonperforming assets at December 31, 2017 was $5.1 million of nonperforming loans transferred to held for sale. Total classified assets, including ORE, were $118.2 million at December 31, 2017 compared to $139.7 million at September 30, 2017. Payoffs/paydowns of $25.8 million and charge-offs of $8.1 million of loans rated as classified at September 30, 2017 as well as a $5.2 million charge to write down classified loans to fair value when they were transferred to held for sale contributed to the decrease in classified assets. These decreases were partially offset by downgrades to classified loans of $16.2 million during the quarter. The classified to capital ratio at MidSouth Bank was 56.1% at December 31, 2017 versus 66.8% at September 30, 2017.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Mr. McLemore noted “Reducing our criticized asset levels continues to remain a top priority. We made great progress this quarter by reducing our classified asset ratio to 56%, which is down from a high of 79% earlier this year and reducing our energy exposure by $18.1 million. Our capital strength with a Tangible Common Equity ratio above 9% allows greater flexibility to manage problem assets from a position of strength, but we also remain committed to being as judicious as possible from a capital preservation standpoint."

Fourth Quarter 2017 vs. Third Quarter 2017 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $11.3 million for the three months ended December 31, 2017, compared to net earnings available to common shareholders of $856,000 for the three months ended September 30, 2017. The fourth quarter of 2017 included a $744,000 gain on the sale of branches, and the third quarter of 2017 included $338,000 in gain on sales of securities. Excluding these non-operating revenues, revenues from consolidated operations increased $795,000 in sequential-quarter comparison. Net interest income increased $659,000 and noninterest income increased $136,000 in sequential-quarter comparison.

The fourth quarter of 2017 included non-operating expenses totaling $8.8 million which consisted of $171,000 of severance and retention accruals, a $789,000 write-down on assets held for sale, $1.8 million of remediation costs and a $6.0 million loss on the transfer of loans to held for sale. The third quarter of 2017 included a non-recurring charge of $903,000 related to branch closures and $856,000 of remediation costs. Excluding these non-operating expenses, noninterest expense increased $1.2 million in sequential-quarter comparison and consisted primarily of a $901,000 increase in legal and professional fees and a $316,000 increase in expenses on ORE. The increase in legal and professional fees is primarily due to increased outsourcing expenses to enhance risk management as well as increased legal fees to resolve credit quality issues. The provision for loan losses increased $6.3 million in sequential-quarter comparison. In connection with the Tax Cuts and Jobs Act, a $3.6 million tax-related charge was recorded during the fourth quarter of 2017 associated with the revaluation of our net deferred tax assets. Excluding this adjustment, we recorded an income tax benefit of $4.1 million for the fourth quarter of 2017, compared to income tax expense of $574,000 for the third quarter of 2017.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund totaled $720,000 for the fourth quarter of 2017 based on a dividend rate of 9%, unchanged from $720,000 for the third quarter of 2017. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation totaled $90,000 for the three months ended December 31, 2017 and September 30, 2017.

Fully taxable-equivalent (“FTE”) net interest income increased $655,000 in sequential-quarter comparison, primarily due to an increase in interest income on loans of $697,000 and a decrease of $83,000 in interest expense on securities sold under agreements to repurchase. These changes were partially offset by a $128,000 decrease in FTE interest income on investment securities. Interest income on loans increased in sequential-quarter comparison due to an increase in the average yield on loans of 29 basis points, from 5.48% to 5.77%. Excluding purchase accounting adjustments, the loan yield increased 28 basis points, from 5.39% to 5.67% during the same period. The average yield on investment securities increased 4 basis points, from 2.65% to 2.69%, and the average balance of investment securities decreased $25.5 million. The average yield on total earning assets increased 24 basis points for the same period, from 4.55% to 4.79%, respectively. The FTE net interest margin increased 25 basis points in sequential-quarter comparison, from 4.20% for the third quarter of 2017 to 4.45% for the fourth quarter of 2017. Excluding purchase accounting adjustments, the FTE net interest margin increased 24 basis points, from 4.12% for the third quarter of 2017 to 4.36% for the fourth quarter of 2017.

Fourth Quarter 2017 vs. Fourth Quarter 2016 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $11.3 million for the three months ended December 31, 2017, compared to net earnings available to common shareholders of $1.4 million for the three months ended December 31, 2016. The fourth quarter of 2017 included a $744,000 gain on the sale of branches. Excluding this non-operating revenue, revenues from consolidated operations increased $1.5 million in quarterly comparison, from $23.3 million for the three months ended December 31, 2016 to $24.8 million for the three months ended December 31, 2017. Net interest income increased $1.2 million in quarterly comparison, resulting from a $1.3 million increase in interest income, which was partially offset by a $24,000 increase in interest expense. Operating noninterest income increased $213,000 in quarterly comparison.

Excluding non-operating expenses of $8.8 million for the fourth quarter of 2017, noninterest expenses decreased $454,000 in quarterly comparison and consisted primarily of a $997,000 decrease in salaries and employee benefits costs and a $374,000 decrease in occupancy expense, which were partially offset by a $929,000 increase in legal and professional fees. The provision for loan losses increased $8.0 million in quarterly comparison, from $2.6 million for the three months ended December 31, 2016 to $10.6 million for the three months ended December 31, 2017. Excluding the $3.6 million charge recorded in connection with the Tax Act during the fourth quarter of 2016, we recorded an income tax benefit of $4.1 million for the fourth quarter of 2017, compared to income tax expense of $871,000 for the fourth quarter of 2016.

Dividends on preferred stock totaled $810,000 for the three months ended December 31, 2017 and $812,000 for the three months ended December 31, 2016. Dividends on the Series B Preferred Stock were $720,000 for the fourth quarter of 2017, unchanged from $720,000 for the fourth quarter of 2016. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended December 31, 2017 and $92,000 for the three months ended December 31, 2016.

FTE net interest income increased $1.2 million in prior year quarterly comparison. Interest income on loans increased $967,000 due to an increase in the average yield on loans of 46 basis points. The average balance of loans decreased $38.7 million in prior year quarterly comparison. Purchase accounting adjustments added 10 basis points to the average yield on loans for the fourth quarter of 2017 and 12 basis points to the average yield on loans for the fourth quarter of 2016. Excluding the impact of the purchase accounting adjustments, average loan yields increased 48 basis points in prior year quarterly comparison, from 5.19% to 5.67%.

Investment securities totaled $390.2 million, or 20.7% of total assets at December 31, 2017, versus $440.1 million, or 22.6% of total assets at December 31, 2016. The investment portfolio had an effective duration of 3.2 years and a net unrealized loss of $3.5 million at December 31, 2017. FTE interest income on investments increased $31,000 in prior year quarterly comparison. The average volume of investment securities decreased $13.0 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities increased 12 basis points, from 2.57% to 2.69%.

The average yield on all earning assets increased 38 basis points in prior year quarterly comparison, from 4.41% for the fourth quarter of 2016 to 4.79% for the fourth quarter of 2017. Excluding the impact of purchase accounting adjustments, the average yield on total earning assets increased 39 basis points, from 4.33% to 4.72% for the three-month periods ended December 31, 2016 and 2017, respectively.

Interest expense increased $24,000 in prior year quarterly comparison. Increases in interest expense included a $168,000 increase in interest expense on deposits and a $30,000 increase in interest expense on FHLB advances, which were partially offset by a $175,000 decrease in interest expense on repurchase agreements. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.52% for the three months ended December 31, 2017 and 0.47% for the three months ended December 31, 2016.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin increased 36 basis points, from 4.09% for the fourth quarter of 2016 to 4.45% for the fourth quarter of 2017. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin increased 38 basis points, from 3.98% for the fourth quarter of 2016 to 4.36% for the fourth quarter of 2017.

2017 vs 2016 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $16.4 million for the year ended December 31, 2017, compared to net earnings available to common shareholders of $6.6 million for the year ended December 31, 2016. 2017 net earnings included $347,000 of gain on sales of securities and $744,000 of gain on sale of branches. 2016 net earnings included $20,000 of gain on sales of securities. Excluding these non-operating revenues, revenues from consolidated operations increased $3.0 million in year-over-year comparison, from $92.4 million for the year ended December 31, 2016 to $95.3 million for the year ended December 31, 2017. Net interest income increased $2.3 million in year-over-year comparison, resulting from a $2.6 million increase in interest income, which was partially offset by a $336,000 increase in interest expense. Operating noninterest income increased $604,000 in year-over-year comparison and consisted primarily of a $333,000 increase in ATM/debit card income and a $178,000 increase in check cashing income.

Excluding non-operating expenses of $12.9 million for the year ended December 31, 2017, noninterest expenses decreased $910,000 in year-over-year comparison and consisted primarily of decreases of $555,000 in salaries and employee benefits costs, $779,000 in occupancy expense, $326,000 in marketing costs, $556,000 in corporate development, $518,000 in ATM/debit card expense and $251,000 in printing and supplies, which were partially offset by increases of $1.5 million in legal and professional fees and $677,000 in data processing costs. A reclass of certain hosted services subscriptions from corporate development into data processing at the beginning of 2017 caused the fluctuations in those two expense categories. The provision for loan losses increased $19.6 million in year-over-year comparison, from $10.6 million for the year ended December 31, 2016 to $30.2 million for the year ended December 31, 2017, primarily due to the high level of charge-offs and additional impairment charges on nonperforming loans in 2017. Excluding the $3.6 million charge recorded in connection with the Tax Act during the fourth quarter of 2016, a $6.2 million income tax benefit was reported for the year ended December 31, 2017, compared to income tax expense of $3.9 million for the year ended December 31, 2016.

In year-to-date comparison, FTE net interest income increased $2.1 million primarily due to a $1.1 million increase in interest income on loans and an $860,000 increase in FTE interest income from investment securities. The average volume of investment securities increased $13.0 million in year-over-year comparison, and the average yield on investment securities increased 12 basis points for the same period. The average volume of loans decreased $8.2 million in year-over-year comparison, and the average yield on loans increased 12 basis points, from 5.35% to 5.47%. The average yield on earning assets increased 13 basis points in year-over-year comparison, from 4.46% at December 31, 2016 to 4.59% at December 31, 2017. The purchase accounting adjustments added 9 basis points to the average yield on loans for the year ended December 31, 2017 and 13 basis points for the year ended December 31, 2016. Net of purchase accounting adjustments, the average yield on earning assets increased 16 basis points, from 4.37% at December 31, 2016 to 4.53% at December 31, 2017.

Interest expense increased $336,000 in year-over-year comparison. Increases in interest expense included a $445,000 increase in interest expense on deposits and a $126,000 increase in interest expense on junior subordinated debentures. These increases were partially offset by an $258,000 decrease in interest expense on repurchase agreements. The average rate paid on interest-bearing liabilities was 0.48% for the year ended December 31, 2017, compared to 0.43% for the year ended December 31, 2016. Net of purchase accounting adjustments, the average rate paid on interest-bearing liabilities increased 5 basis points, from 0.46% for the year ended December 31, 2016 to 0.51% for the year ended December 31, 2017. The FTE net interest margin increased 11 basis points, from 4.14% for the year ended December 31, 2016 to 4.25% for the year ended December 31, 2017. Net of purchase accounting adjustments, the FTE net interest margin increased 14 basis points, from 4.03% to 4.17% for the years ended December 31, 2016 and 2017, respectively.

"In closing, 2017 represented a challenging but strategically important year for MidSouth" McLemore stated. "The Bank's capital position is strong; we have increased our overall liquidity position and continue to benefit from a strong deposit franchise with 88% of our deposits as core; asset quality and risk management continues to improve; our management team has been further enhanced; and we have strengthened MidSouth's leadership at the board level as well as instituting various initiatives that have resulted in more effective corporate governance. Our future growth prospects are solid with our dominant presence in Lafayette, complimented by a presence in markets such as Baton Rouge, Lake Charles, Dallas and Houston/Beaumont and with the eventual recovery of the other South Louisiana markets. We are looking forward to further improvements in 2018 and beyond. Our goal is to attain peer average levels of profitability at a lower level of risk for 2020.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 31, 2017. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 48 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and the implementation of the provisions of the formal agreement with the OCC.

Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our recently announced strategic initiatives; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of our strategic initiatives to adequately address the anticipated concerns of the Office of the Comptroller of the Currency (the “OCC”) in its current examination of us and the ability of the Company to comply with the terms of the formal agreement with the OCC; credit losses due to loan concentration, particularly our energy lending and legacy commercial real estate portfolios;

a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose conditions on our operations or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Total interest income	$20,955	$20,379	$19,758	$19,531	$19,694
Total interest expense	1,483	1,566	1,512	1,465	1,459
Net interest income	19,472	18,813	18,246	18,066	18,235
FTE net interest income	19,658	19,003	18,442	18,279	18,478
Provision for loan losses	10,600	4,300	12,500	2,800	2,600
Non-interest income	6,028	5,486	5,223	5,044	5,071
Non-interest expense	25,944	17,759	19,604	17,230	17,636
(Loss) earnings before income taxes	(11,044)	2,240	(8,635)	3,080	3,070
Income tax (benefit) expense	(540)	574	(3,221)	589	871
Net (loss) earnings	(10,504)	1,666	(5,414)	2,491	2,199
Dividends on preferred stock	810	810	811	811	812
Net (loss) earnings available to common shareholders	$(11,314)	$856	$(6,225)	$1,680	$1,387

PER COMMON SHARE DATA
Basic (loss) earnings per share	(0.69)	0.05	(0.51)	0.15	0.12
Diluted (loss) earnings per share	(0.69)	0.05	(0.51)	0.15	0.12
Diluted (loss) earnings per share, operating (Non-GAAP)(*)	(0.15)	0.10	(0.38)	0.15	0.12
Quarterly dividends per share	0.01	0.01	0.09	0.09	0.09
Book value at end of period	12.87	13.70	13.76	15.37	15.25
Tangible book value at period end (Non-GAAP)(*)	10.11	10.92	10.87	11.28	11.13
Market price at end of period	13.25	12.05	11.75	15.30	13.60
Shares outstanding at period end	16,548,829	16,548,829	16,026,355	11,383,914	11,362,716
Weighted average shares outstanding
Basic	16,460,124	16,395,317	12,227,456	11,264,394	11,271,948
Diluted	16,462,550	16,395,740	12,237,299	11,282,491	11,273,302

AVERAGE BALANCE SHEET DATA
Total assets	$1,907,735	$1,954,343	$1,926,408	$1,932,818	$1,960,436
Loans and leases	1,238,846	1,254,885	1,254,402	1,274,213	1,277,555
Total deposits	1,513,156	1,546,837	1,551,498	1,569,188	1,591,814
Total common equity	228,385	227,948	187,762	174,785	176,747
Total tangible common equity (Non-GAAP)(*)	182,567	181,851	141,389	128,124	129,821
Total equity	269,373	269,035	228,871	215,895	217,857

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	(0.52)%	0.36%	(0.97)%	0.35%	0.28%
Annualized return on average common equity, operating (Non-GAAP)(*)	(4.36)%	3.10%	(10.00)%	3.89%	3.12%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	(5.45)%	3.88%	(13.28)%	5.31%	4.25%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.58%	1.62%	1.30%	1.23%	1.15%
Efficiency ratio, operating (Non-GAAP)(*)	68.05%	66.85%	73.11%	74.51%	75.67%
Average loans to average deposits	81.87%	81.13%	80.85%	81.20%	80.26%
Taxable-equivalent net interest margin	4.45%	4.20%	4.18%	4.18%	4.09%
Tier 1 leverage capital ratio	12.53%	12.84%	12.66%	10.27%	10.11%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	2.27%	2.03%	1.99%	1.93%	1.90%
Nonperforming assets to tangible equity + ALLL	24.35%	21.83%	23.50%	30.34%	33.88%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	4.83%	4.35%	4.54%	4.62%	5.06%
Annualized QTD net charge-offs to total loans	2.94%	1.26%	4.01%	0.83%	0.46%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

BALANCE SHEET	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Assets
Cash and cash equivalents	$152,964	$163,123	$131,437	$78,471	$82,228
Securities available-for-sale	309,191	326,222	348,580	357,803	341,873
Securities held-to-maturity	81,052	83,739	87,462	91,242	98,211
Total investment securities	390,243	409,961	436,042	449,045	440,084
Other investments	12,214	12,200	11,666	11,362	11,355
Loans held for sale	15,737	—	—	—	—
Total loans	1,183,426	1,235,969	1,240,253	1,272,000	1,284,082
Allowance for loan losses	(26,888)	(25,053)	(24,674)	(24,578)	(24,372)
Loans, net	1,156,538	1,210,916	1,215,579	1,247,422	1,259,710
Premises and equipment	59,057	64,969	65,739	68,216	68,954
Goodwill and other intangibles	45,686	45,963	46,239	46,516	46,792
Other assets	48,713	39,934	38,867	33,907	34,217
Total assets	$1,881,152	$1,947,066	$1,945,569	$1,934,939	$1,943,340

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$416,547	$428,183	$428,419	$426,998	$414,921
Interest-bearing deposits	1,063,142	1,127,752	1,107,801	1,145,946	1,164,509
Total deposits	1,479,689	1,555,935	1,536,220	1,572,944	1,579,430
Securities sold under agreements to repurchase	67,133	54,875	90,799	89,807	94,461
Short-term FHLB advances	40,000	12,500	—	—	—
Long-term FHLB advances	10,021	25,110	25,211	25,318	25,424
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	8,127	8,836	9,602	8,641	7,482
Total liabilities	1,627,137	1,679,423	1,683,999	1,718,877	1,728,964
Total shareholders' equity	254,015	267,643	261,570	216,062	214,376
Total liabilities and shareholders' equity	$1,881,152	$1,947,066	$1,945,569	$1,934,939	$1,943,340

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Income Statements (unaudited)
(in thousands except per share data)

				Percent Change
EARNINGS STATEMENT	Three Months Ended			4Q17 vs. 3Q17	4Q17 vs. 4Q16	Twelve Months Ended		Percent
	12/31/2017	9/30/2017	12/31/2016			12/31/2017	12/31/2016	Change

Interest income:
Loans, including fees	$17,731	$17,064	$16,697	3.9%	6.2%	$67,672	$66,121	2.3%
Investment securities	2,515	2,639	2,427	(4.7)%	3.6%	10,678	9,680	10.3%
Accretion of purchase accounting adjustments	295	265	362	11.3%	(18.5)%	1,036	1,463	(29.2)%
Other interest income	414	411	208	0.7%	99.0%	1,237	766	61.5%
Total interest income	20,955	20,379	19,694	2.8%	6.4%	80,623	78,030	3.3%

Interest expense:
Deposits	1,097	1,094	936	0.3%	17.2%	4,099	3,689	11.1%
Borrowings	277	350	422	(20.9)%	(34.4)%	1,454	1,691	(14.0)%
Junior subordinated debentures	198	212	197	(6.6)%	0.5%	830	704	17.9%
Accretion of purchase accounting adjustments	(89)	(90)	(96)	(1.1)%	(7.3)%	(357)	(394)	(9.4)%
Total interest expense	1,483	1,566	1,459	(5.3)%	1.6%	6,026	5,690	5.9%

Net interest income	19,472	18,813	18,235	3.5%	6.8%	74,597	72,340	3.1%
Provision for loan losses	10,600	4,300	2,600	146.5%	307.7%	30,200	10,600	184.9%
Net interest income after provision for loan losses	8,872	14,513	15,635	(38.9)%	(43.3)%	44,397	61,740	(28.1)%

Noninterest income:
Service charges on deposit accounts	2,385	2,463	2,479	(3.2)%	(3.8)%	9,724	9,883	(1.6)%
ATM and debit card income	1,756	1,687	1,682	4.1%	4.4%	6,912	6,579	5.1%
Gain on securities, net (non-operating)(*)	—	338	—	(100.0)%	-	347	20	1,635.0%
Gain on sale of branches (non-operating)(*)	744	—	—	-	-	744	—	-
Mortgage lending	162	155	164	4.5%	(1.2)%	627	586	7.0%
Other charges and fees	981	843	746	16.4%	31.5%	3,427	3,038	12.8%
Total non-interest income	6,028	5,486	5,071	9.9%	18.9%	21,781	20,106	8.3%

Noninterest expense:
Salaries and employee benefits	7,729	7,849	8,726	(1.5)%	(11.4)%	32,377	32,932	(1.7)%
Occupancy expense	3,357	3,443	3,731	(2.5)%	(10.0)%	13,851	14,630	(5.3)%
ATM and debit card	633	654	829	(3.2)%	(23.6)%	2,721	3,239	(16.0)%
Legal and professional fees	1,449	548	520	164.4%	178.7%	3,319	1,855	78.9%
FDIC premiums	297	448	387	(33.7)%	(23.3)%	1,572	1,601	(1.8)%
Marketing	353	302	349	16.9%	1.1%	1,197	1,523	(21.4)%
Corporate development	258	189	423	36.5%	(39.0)%	1,016	1,572	(35.4)%
Data processing	712	640	500	11.3%	42.4%	2,640	1,963	34.5%
Printing and supplies	110	81	158	35.8%	(30.4)%	509	760	(33.0)%
Expenses on ORE, net	331	15	59	2,106.7%	461.0%	517	389	32.9%
Amortization of core deposit intangibles	276	277	277	(0.4)%	(0.4)%	1,106	1,107	(0.1)%
Severance and retention accruals (non-operating)(*)	171	—	—	—%	—%	1,512	—	—%
One-time charge related to discontinued branch projects (non-operating)(*)	—	—	—	—%	—%	465	—	—%
One-time charge related to closure of branches (non-operating)(*)	—	903	—	(100.0)%	—%	903	—	—%
Write-down of assets held for sale (non-operating) (*)	789	—	—	—%	—%	1,359	—	—%
Loss on transfer of loans to held for sale (non-operating)(*)	6,030	—	—	—%	—%	6,030	—	—%
Regulatory remediation costs (non-operating)(*)	1,772	856	—	107.0%	—%	2,628	—	—%
Other non-interest expense	1,677	1,554	1,677	7.9%	—%	6,815	6,979	(2.3)%
Total non-interest expense	25,944	17,759	17,636	46.1%	47.1%	80,537	68,550	17.5%
(Loss) earnings before income taxes	(11,044)	2,240	3,070	(593.0)%	(459.7)%	(14,359)	13,296	(208.0)%
Income tax (benefit) expense	(540)	574	871	(194.1)%	(162.0)%	(2,598)	3,857	(167.4)%
Net (loss) earnings	(10,504)	1,666	2,199	(730.5)%	(577.7)%	(11,761)	9,439	(224.6)%
Dividends on preferred stock	810	810	812	—%	(0.2)%	3,242	2,861	13.3%
Net (loss) earnings available to common shareholders	$(11,314)	$856	$1,387	(1,421.7)%	(915.7)%	$(15,003)	$6,578	(328.1)%

(Loss) earnings per common share, diluted	$(0.69)	$0.05	$0.12	(1,480.0)%	(675.0)%	$(1.06)	$0.58	(282.8)%

Operating (loss) earnings per common share, diluted (Non-GAAP)(*)	$(0.15)	$0.10	$0.12	(250.0)%	(225.0)%	$(0.27)	$0.58	(146.6)%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to other non-interest income as well as certain wire fee income from other non-interest income into service charges on deposit accounts.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Composition of Loans and Deposits and Asset Quality Data (unaudited)
(in thousands)

COMPOSITION OF LOANS	December 31,	September 30,	Dec 17 vs Sept 17	June 30,	March 31,	December 31,	Dec 17 vs Dec 16
	2017	2017	% Change	2017	2017	2016	% Change
Commercial, financial, and agricultural	$435,207	$447,482	(2.7)%	$451,767	$469,815	$459,574	(5.3)%
Lease financing receivable	732	760	(3.7)%	866	969	1,095	(33.2)%
Real estate - construction	90,287	90,088	0.2%	98,695	100,248	100,959	(10.6)%
Real estate - commercial	448,406	473,046	(5.2)%	461,064	464,859	481,155	(6.8)%
Real estate - residential	146,751	155,676	(5.7)%	156,394	159,426	157,872	(7.0)%
Installment loans to individuals	56,398	63,148	(10.7)%	70,031	75,258	82,660	(31.8)%
Other	5,645	5,769	(2.1)%	1,436	1,425	767	636.0%

Total loans	$1,183,426	$1,235,969	(4.3)%	$1,240,253	$1,272,000	$1,284,082	(7.8)%

COMPOSITION OF DEPOSITS
	December 31,	September 30,	Dec 17 vs Sept 17	June 30,	March 31,	December 31,	Dec 17 vs Dec 16
	2017	2017	% Change	2017	2017	2016	% Change
Noninterest bearing	$416,547	$428,183	(2.7)%	$428,419	$426,998	$414,921	0.4%
NOW & other	434,646	461,740	(5.9)%	465,505	489,789	472,484	(8.0)%
Money market/savings	446,215	473,023	(5.7)%	493,232	505,669	539,815	(17.3)%
Time deposits of less than $100,000	116,309	120,685	(3.6)%	75,196	75,579	75,940	53.2%
Time deposits of $100,000 or more	65,972	72,304	(8.8)%	73,868	74,909	76,270	(13.5)%

Total deposits	$1,479,689	$1,555,935	(4.9)%	$1,536,220	$1,572,944	$1,579,430	(6.3)%

ASSET QUALITY DATA
	December 31,	September 30,		June 30,	March 31,	December 31,
	2017	2017		2017	2017	2016
Nonaccrual loans	$49,278	$51,289		$54,810	$56,443	$62,580
Loans past due 90 days and over	728	402		165	775	268
Total nonperforming loans	50,006	51,691		54,975	57,218	62,848
Nonperforming loans held for sale	5,067	—		—	—	—
Other real estate	2,001	1,931		1,387	1,643	2,175
Other repossessed assets	192	234		36	30	16
Total nonperforming assets	$57,266	$53,856		$56,398	$58,891	$65,039

Troubled debt restructurings, accruing	$1,360	$1,557		$1,653	$1,995	$152

Nonperforming assets to total assets	3.04%	2.77%		2.90%	3.04%	3.35%
Nonperforming assets to total loans + ORE + other repossessed assets	4.83%	4.35%		4.54%	4.62%	5.06%
ALLL to nonperforming loans	53.77%	48.47%		44.88%	42.96%	38.78%
ALLL to total loans	2.27%	2.03%		1.99%	1.93%	1.90%

Quarter-to-date charge-offs	$8,931	$4,381		$12,659	$2,906	$1,835
Quarter-to-date recoveries	166	460		255	312	339
Quarter-to-date net charge-offs	$8,765	$3,921		$12,404	$2,594	$1,496
Annualized QTD net charge-offs to total loans	2.94%	1.26%		4.01%	0.83%	0.46%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loan Portfolio - Quarterly Roll Forward (unaudited)
(in thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
LOAN ACTIVITY

Loans originated	$83,434	$87,377	$91,332
Repayments	(134,057)	(91,856)	(64,528)
Increases on renewals	15,304	5,773	5,259
Change in lines of credit	6,736	(6,931)	(19,990)
Change in allowance for loan losses	(1,835)	(379)	(1,104)
Transfer of loans to held for sale	(21,767)	—	—
Other	(2,193)	1,353	(791)
Net change in loans	$(54,378)	$(4,663)	$10,178

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	December 31, 2017	December 31, 2016

Total equity	$254,015	$214,376
Less preferred equity	40,988	41,110
Total common equity	213,027	173,266
Less goodwill	42,171	42,171
Less intangibles	3,515	4,621
Tangible common equity	$167,341	$126,474

Total assets	$1,881,152	$1,943,340
Less goodwill	42,171	42,171
Less intangibles	3,515	4,621
Tangible assets	$1,835,466	$1,896,548

Tangible common equity to tangible assets	9.12%	6.67%

REGULATORY CAPITAL

Common equity tier 1 capital	$171,161	$131,091
Tier 1 capital	233,648	193,700
Total capital	251,456	212,366

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.10%	8.81%
Tier 1 risk-based capital ratio	16.51%	13.02%
Total risk-based capital ratio	17.77%	14.28%
Tier 1 leverage ratio	12.53%	10.11%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017			December 31, 2016

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$348,267	$2,161	2.48%	$372,648	$2,276	2.44%	$387,441	$2,416	2.49%	$382,105	$2,327	2.44%	$348,673	$1,965	2.25%
Tax-exempt securities	53,998	540	4.00%	55,129	553	4.01%	56,622	570	4.03%	60,618	620	4.09%	66,549	705	4.24%
Total investment securities	402,265	2,701	2.69%	427,777	2,829	2.65%	444,063	2,986	2.69%	442,723	2,947	2.66%	415,222	2,670	2.57%
Federal funds sold	4,441	15	1.32%	4,319	13	1.18%	3,573	9	1.00%	3,571	6	0.67%	3,261	5	0.60%
Time and interest bearing deposits in other banks	94,394	314	1.30%	94,675	305	1.26%	55,331	150	1.07%	41,785	85	0.81%	90,527	125	0.54%
Other investments	12,201	85	2.79%	12,098	93	3.07%	11,493	78	2.71%	11,355	84	2.96%	11,342	78	2.75%
Loans	1,238,846	18,026	5.77%	1,254,885	17,329	5.48%	1,254,402	16,731	5.35%	1,274,213	16,622	5.29%	1,277,555	17,059	5.31%
Total interest earning assets	1,752,147	21,141	4.79%	1,793,754	20,569	4.55%	1,768,862	19,954	4.52%	1,773,647	19,744	4.51%	1,797,907	19,937	4.41%
Non-interest earning assets	155,588			160,589			157,546			159,171			162,529
Total assets	$1,907,735			$1,954,343			$1,926,408			$1,932,818			$1,960,436

Interest-bearing liabilities:
Deposits	$1,085,349	$1,097	0.40%	$1,118,593	$1,094	0.39%	$1,125,482	$973	0.35%	$1,155,407	$935	0.33%	$1,179,174	$929	0.31%
Repurchase agreements	54,799	66	0.48%	75,654	149	0.78%	90,807	236	1.04%	92,571	234	1.03%	94,609	241	1.01%
Short-term FHLB advances	18,478	58	1.23%	6,522	19	1.14%	—	—	—%	—	—	—%	—	—	—%
Long-term FHLB advances	21,803	64	1.15%	25,155	92	1.43%	25,260	91	1.43%	25,370	88	1.39%	25,474	92	1.41%
Junior subordinated debentures	22,167	198	3.50%	22,167	212	3.74%	22,167	212	3.78%	22,167	208	3.75%	22,167	197	3.48%
Total interest bearing liabilities	1,202,596	1,483	0.49%	1,248,091	1,566	0.50%	1,263,716	1,512	0.48%	1,295,515	1,465	0.46%	1,321,424	1,459	0.44%
Non-interest bearing liabilities	435,766			437,217			433,821			421,408			421,155
Shareholders' equity	269,373			269,035			228,871			215,895			217,857
Total liabilities and shareholders' equity	$1,907,735			$1,954,343			$1,926,408			$1,932,818			$1,960,436

Net interest income (TE) and spread		$19,658	4.30%		$19,003	4.05%		$18,442	4.04%		$18,279	4.05%		$18,478	3.97%

Net interest margin			4.45%			4.20%			4.18%			4.18%			4.09%

Core net interest margin (Non-GAAP)(*)			4.36%			4.12%			4.09%			4.11%			3.98%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to non-interest income.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2017	2017	2017	2017	2016
Average Balance Sheet Data

Total average assets	A	$1,907,735	$1,954,343	$1,926,408	$1,932,818	$1,960,436

Total equity		$269,373	$269,035	$228,871	$215,895	$217,857
Less preferred equity		40,988	41,087	41,109	41,110	41,110
Total common equity	B	$228,385	$227,948	$187,762	$174,785	$176,747
Less intangible assets		45,818	46,097	46,373	46,661	46,926
Tangible common equity	C	$182,567	$181,851	$141,389	$128,124	$129,821

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Core Net Interest Margin		2017	2017	2017	2017	2016

Net interest income (TE)		$19,658	$19,003	$18,442	$18,279	$18,478
Less purchase accounting adjustments		(384)	(355)	(380)	(274)	(458)
Core net interest income, net of purchase accounting adjustments	D	$19,274	$18,648	$18,062	$18,005	$18,020

Total average earnings assets		$1,752,147	$1,793,754	$1,768,862	$1,773,647	$1,797,907
Add average balance of loan valuation discount		1,242	1,504	1,720	1,964	2,316
Average earnings assets, excluding loan valuation discount	E	$1,753,389	$1,795,258	$1,770,582	$1,775,611	$1,800,223

Core net interest margin	D/E	4.36%	4.12%	4.09%	4.11%	3.98%

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Return Ratios		2017	2017	2017	2017	2016

Net (loss) earnings available to common shareholders		$(11,314)	$856	$(6,225)	$1,680	$1,387
Severance and retention accruals, after-tax		111	—	872	—	—
One-time charge related to discontinued branch projects, after-tax		—	—	302	—	—
One-time charge related to closure of branches, after-tax		—	587	—	—	—
Write-down of assets held for sale, after-tax		512	—	371	—	—
Write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		3,595	—	—	—	—
Loss on transfer of loans to held for sale, after-tax		3,920	—	—	—	—
Regulatory remediation costs, after-tax		1,152	556	—	—	—
Gain on sale of branches, after-tax		(484)	—	—	—	—
Net gain on sales of securities, after-tax		—	(220)	(2)	(4)	—
Net (loss) earnings available to common shareholders, operating	F	$(2,508)	$1,779	$(4,682)	$1,676	$1,387

(Loss) earnings before income taxes		$(11,044)	$2,240	$(8,635)	$3,080	$3,070
Severance and retention accruals		171	—	1,341	—	—
One-time charge related to discontinued branch projects		—	—	465	—	—
One-time charge related to closure of branches		—	903	—	—	—
Write-down of assets held for sale		789	—	570	—	—
Loss on transfer of loans to held for sale		6,030	—	—	—	—
Regulatory remediation costs		1,772	856	—	—	—
Gain on sale of branches		(744)	—	—	—	—
Net gain on sales of securities		—	(338)	(3)	(6)	—
Provision for loan losses		10,600	4,300	12,500	2,800	2,600
Pre-tax, pre-provision earnings, operating	G	$7,574	$7,961	$6,238	$5,874	$5,670

Annualized return on average assets, operating	F/A	(0.52)%	0.36%	(0.97)%	0.35%	0.28%
Annualized return on average common equity, operating	F/B	(4.36)%	3.10%	(10.00)%	3.89%	3.12%
Annualized return on average tangible common equity, operating	F/C	(5.45)%	3.88%	(13.28)%	5.31%	4.25%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.58%	1.62%	1.30%	1.23%	1.15%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended					Twelve Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Per Common Share Data		2017	2017	2017	2017	2016	2017	2016

Diluted (loss) earnings per share		$(0.69)	$0.05	$(0.51)	$0.15	$0.12	$(1.06)	$0.58
Effect of severance and retention accruals		0.01	—	0.08	—	—	0.07	—
Effect of one-time charge related to discontinued branch projects		—	—	0.02	—	—	0.02	—
Effect of one-time charge related to closure of branches		—	0.03	—	—	—	0.04	—
Effect of loss on transfer of loans to held for sale		0.24	—	—	—	—	0.28	—
Effect of regulatory remediation costs		0.07	0.03	—	—	—	0.12
Effect of gain on sale of branches		(0.03)	—	—	—	—	(0.04)	—
Effect of write-down of assets held for sale		0.03	—	0.03	—	—	0.06	—
Effect of write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		0.22	—	—	—	—	0.25	—
Effect of gain on sales of securities		—	(0.01)	—	—	—	(0.01)	—
Diluted (loss) earnings per share, operating		$(0.15)	$0.10	$(0.38)	$0.15	$0.12	$(0.27)	$0.58

Book value per common share		$12.87	$13.70	$13.76	$15.37	$15.25
Effect of intangible assets per share		2.76	2.78	2.89	4.09	4.12
Tangible book value per common share		$10.11	$10.92	$10.87	$11.28	$11.13

		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
Efficiency Ratio		2017	2017	2017	2017	2016

Net interest income		$19,472	$18,813	$18,246	$18,066	$18,235

Noninterest income		$6,028	$5,486	$5,223	$5,044	$5,071
Net gain on sale of securities		—	(338)	(3)	(6)	—
Gain on sale of branches		(744)	—	—	—	—
Noninterest income (non-GAAP)		$5,284	$5,148	$5,220	$5,038	$5,071

Total revenue	H	$25,500	$24,299	$23,469	$23,110	$23,306
Total revenue (non-GAAP)	I	$24,756	$23,961	$23,466	$23,104	$23,306

Noninterest expense	J	$25,944	$17,759	$19,604	$17,230	$17,636
Severance and retention accruals		(171)	—	(1,341)	—	—
One-time charge related to discontinued branch projects		—	—	(465)	—	—
One-time charge related to closure of branches		—	(903)	—	—	—
Write-down of assets held for sale		(789)	—	(570)	—	—
Loss on transfer of loans to held for sale		(6,030)	—	—	—	—
Regulatory remediation costs		(1,772)	(856)	—	—	—
Net (loss) gain on sale/valuation of other real estate owned		(335)	19	(72)	(15)	—
Noninterest expense (non-GAAP)	K	$16,847	$16,019	$17,156	$17,215	$17,636

Efficiency ratio (GAAP)	J/H	101.74%	73.09%	83.53%	74.56%	75.67%

Efficiency ratio (non-GAAP)	K/I	68.05%	66.85%	73.11%	74.51%	75.67%